Exhibit 99.1


                          [INVESTools Inc. Letterhead]

                     INVESTools Acquires ZiaSun and Telescan

Provo and Houston, December 6, 2001 - ZiaSun Technologies, Inc. (OTCBB:ZSUN) and Telescan, Inc. (OTCBB:TSCN) announced today that stockholders of both companies approved the merger. As part of the merger transaction, which was effective December 6, 2001, both companies combined to form a new entity, INVESTools Inc., which provides investor education, financial publications and analytical tools worldwide.

"The formation of INVESTools to acquire Telescan and ZiaSun is now completed," said Lee K. Barba, Chief Executive Officer of INVESTools. "We have created a worldwide leader in investor education and publishing, complemented by outstanding technology and analytical tools, allowing INVESTools to create shareholder value from more effective, multi-channel marketing partnerships and a rapid expansion of new products. This combination extends our relationship with over 50,000 investor workshop graduates and over 40,000 subscribers of www.wallstreetcity.com, www.investools.com and www.investortoolbox.com. Our new partnership with the McGraw-Hill Companies' BusinessWeek publishing group has already increased the quality and depth of our relationships with customers, which is differentiating INVESTools from all of our competitors."

INVESTools' common stock will trade over-the-counter under the symbol "INVS." INVESTools common stock will begin being quoted on the Over-The-Counter Bulletin Board (OTCBB) once a Form 211 has been cleared by The National Association of Securities Dealers (NASD). Certain of ZiaSun's and Telescan's market makers have filed a sponsorship request, on Form 211, with the NASD. Management anticipates that the currently filed Form 211 will be cleared by the NASD shortly following the close of the merger.

In connection with the completion of the merger, ZiaSun and Telescan shares will no longer be traded on the OTCBB. The last trading day for ZiaSun and Telescan shares will be December 6, 2001.

ZiaSun stockholders will receive one share of INVESTools common stock for each share of ZiaSun common stock they own. Telescan stockholders will receive
0.55531 of a share of INVESTools common stock for each share of Telescan common stock they own. To receive INVESTools common stock, stockholders of record must submit their stock certificates, along with a completed letter of transmittal, to INVESTools' designated exchange agent. The exchange agent will begin mailing letters of transmittal and related instructions to ZiaSun and Telescan stockholders beginning December 10, 2001. Instructions will be delivered to brokerage firms, banks and other nominees for stockholders of ZiaSun and Telescan common stock held in "street name."


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INVESTools operates three primary business lines: financial education, financial publishing and financial business services. Products and services are delivered directly to consumers, as well as indirectly to customers through private label and co-branded platforms. For information regarding INVESTools products and services, visit INVESTools corporate Web site at http://www.investools.com.


"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal, success of marketing efforts and other risks detailed from time to time in the company's SEC reports. The company assumes no obligation to update the information in this release.

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INVESTools Contacts:
Paul Helbling, CFO, 281-588-9102, paul.helbling@investools.com or
Jennifer Mundine, Investor Relations, 281-588-9829, jennifer.mundine@investools.com